EXHIBIT 99.1

MOHEGAN TRIBAL GAMING AUTHORITY
ANNOUNCES RECORD FOURTH QUARTER AND
FISCAL YEAR END OPERATING RESULTS

Uncasville, Connecticut, December 4, 2002 – The Mohegan Tribal Gaming Authority (the “Authority”), the operator of a gaming and entertainment complex located near Uncasville, Connecticut (“Mohegan Sun”), today announced its operating results for the fourth quarter and fiscal year ended September 30, 2002.

Highlights for the quarter were as follows:

•
Adjusted EBITDA (a non-GAAP measure of earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, relinquishment liability reassessment, accretion of relinquishment liability discount, discontinued operations and other non-operating income/expense) of $86.7 million, a 19.4% increase over the corresponding period in the prior year

•	Gaming revenues of $268.5 million, a 32.0% increase over the corresponding period in the prior year

•	Non-gaming revenues of $58.4 million, a 95.9% increase over the corresponding period in the prior year

•	Net revenues (gross revenues less promotional allowances) of $301.9 million, a 40.3% increase over the corresponding period in the prior year

•	Net income of $50.5 million, a 46.8% decrease over the corresponding period in the prior year

•	Awarded the AAA Four Diamond Award for the recently opened Mohegan Sun hotel

•	Named to InfoWorld’s Top 100 Innovative Companies

Fourth Quarter Operating Results

Adjusted EBITDA for the quarter ended September 30, 2002 increased by $14.1 million, or 19.4%, to $86.7 million from $72.6 million for the quarter ended September 30, 2001. “We are quite pleased with our fourth quarter results,” said Bill Velardo, President and Chief Executive Officer. “They reflect the appeal of the fully completed Mohegan Sun product and the dedication and passion of the 9,500 Mohegan Sun employees.”

Mohegan Sun achieved a 28.7% Adjusted EBITDA margin for the quarter ended September 30, 2002 compared to a 33.7% Adjusted EBITDA margin for the quarter ended September 30, 2001. The decline in EBITDA margin was the result of higher labor and operating expenses in the Authority’s gaming and food and beverage departments and increased advertising costs for the expanded facility. The Authority expects to achieve improved Adjusted EDITDA margins in fiscal 2003 through continued revenue growth combined with labor efficiencies, introduction of new gaming technology, and lower operating costs.

Gaming revenues for the quarter ended September 30, 2002 increased by $65.1 million, or 32.0%, to $268.5 million from $203.4 million for the quarter ended September 30, 2001. This increase is due to a 22.1% growth in net slot machine revenues and a 70.4% increase in table game revenues. Slot handle for the quarter ended September 30, 2002 increased by $576.0 million, or 29.9%, to $2.505 billion from $1.928 billion for the quarter ended September 30, 2001. Gross slot hold for the quarter was 7.98% compared to 8.33% for the same period in the prior year. Table drop for the quarter ended September 30, 2002 increased by $180.1 million, or 68.4% to $443.4 million from $263.3 million for the quarter ended September 30, 2001. Table games hold percentage was 15.92% for the quarter compared to 15.73% for the same period in the prior year. Gaming revenues for the quarter were enhanced by the opening of the Casino of the Sky in September 2001, the completion of the 1,200 room Mohegan Sun hotel in June 2002, improved customer access created by the addition of the 2,700-space Indian Summer Garage in June 2002, and the 1,700-space Thames Garage in April 2002.

Non-gaming revenues for the quarter ended September 30, 2002 grew by 95.9% compared to the prior period. Hotel occupancy for the quarter was 79%. For the quarter ended September 30, 2002, the average daily rate (“ADR”) was $176, and the resulting revenue per available room (“REVPAR”) was $139. The hotel occupancy contributed to growth in gaming, food and beverage and retail and entertainment revenue for the quarter. During the quarter, Mohegan Sun was awarded the AAA Four Diamond Award. “We are honored to have achieved such prestigious recognition from AAA at such an early stage in the life of the hotel,” said Mitchell Etess, Executive Vice President of Marketing. “While we aspired to create an award-winning destination through innovative architecture and design, it is quality of service that most strongly defines the guests’ experience.”

Net revenues for the quarter ended September 30, 2002 increased by $86.7 million, or 40.3%, to $301.9 million from $215.2 million reported for the same period of the prior year. The growth is attributable to the opening of Project Sunburst which has generated increases in gaming revenues and non-gaming revenues associated with the opening of the Casino of the Sky, the 1,200 room Mohegan Sun hotel, the additional Mohegan Sun managed restaurants, Mohegan Sun managed retail shops and the Mohegan Sun arena.

Income from operations for the quarter ended September 30, 2002 decreased by $25.7 million, or 23.3%, to $84.6 million from $110.4 million for the quarter ended September 30, 2001. This decrease is attributable to a lower relinquishment liability reassessment adjustment of $19.6 million, which had the effect of reducing operating expenses, recorded in the quarter ended September 30, 2002 compared to the $74.4 million relinquishment liability reassessment adjustment, which had the effect of reducing operating expenses, recorded in the quarter ended September 30, 2001. The decrease in the relinquishment liability reassessment adjustment was offset by an increase in operating costs and expenses associated with the expansion of Mohegan Sun and the $9.4 million increase in depreciation and amortization associated with the completion of Project Sunburst. Additionally, in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, the Authority ceased amortizing the Mohegan Sun trademark effective October 1, 2001. The Authority recorded $859,000 related to the amortization of the trademark for the quarter ended September 30, 2001.

Net income for the quarter ended September 30, 2002 decreased by $44.5 million, or 46.8%, to $50.5 million from $95.1 million for the quarter ended September 30, 2001. The decrease in net income is primarily due to the decrease in income from operations as more fully described above and an increase in interest expense, net of capitalized interest. Interest expense, net of capitalized interest, increased by $18.1 million during the quarter ended September 30, 2002 contributing to the reduction in net income. The increase in interest expense is primarily attributed to higher debt outstanding and a decrease in the amount of capitalized interest due to the completion of Project Sunburst in June 2002. The weighted average outstanding debt was $1.160 billion for the quarter ended September 30, 2002, compared to $870.3 million for the quarter ended September 30, 2001.

Fiscal Year 2002 Operating Results

Adjusted EBITDA for the year ended September 30, 2002 increased by $24.4 million, or 9.5%, to $280.5 million from $256.2 million for the year ended September 30, 2001. Mohegan Sun achieved a 26.9% Adjusted EBITDA margin for the year ended September 30, 2002 compared to a 32.6% Adjusted EBITDA margin for the year ended September 30, 2001. The decline in EBITDA margin was the result of labor, marketing and operating expenses, primarily related to the completion of Project Sunburst, increasing at a greater rate than revenues. “This has been an extremely challenging year,” said Mark Brown, Chairman of the Authority’s Management Board. “We are proud of the way our management team reacted to the unforeseen and unprecedented world economic events. The Management Board looks forward to our first full year with the entire Project Sunburst online.”

Gaming revenues for the year ended September 30, 2002 increased by $208.1 million, or 27.7%, to $959.0 million from $751.0 million for the year ended September 30, 2001. This increase is due to a 23.2% growth in net slot machine revenues and a 43.7% increase in table game revenues as a result of the opening of the Casino of the Sky on September 25, 2001 and the completion of the second phase of Project

Sunburst in June 2002. Slot handle for the year ended September 30, 2002 increased $1.795 billion, or 25.5%, to $8.840 billion from $7.045 billion for the year ended September 30, 2001. Gross slot hold for the year ended September 30, 2002 was 8.13% compared to 8.21% for the prior fiscal year. Table drop for the year ended September 30, 2002 increased by $521.6 million, or 52.4%, to $1.517 billion from $995.3 million for the year ended September 30, 2001. Table games hold percentage was 16.04% for the year ended September 30, 2002 compared to 17.01% in the prior fiscal year.

Non-gaming revenues for the year ended September 30, 2002 grew by 49.3% compared to the prior fiscal year. Hotel occupancy for the year was 77%. For the year ended September 30, 2002, the ADR was $172, and the resulting REVPAR was $133. The Mohegan Sun hotel opened in April 2002. The opening of Project Sunburst contributed to growth in food and beverage and retail and entertainment revenue for the year.

Net revenues for the year ended September 30, 2002 increased by $255.2 million, or 32.4%, to $1.042 billion from $786.6 million reported for the year ended September 30, 2002. This increase primarily is attributable to the increase in gaming revenues combined with the increase in non-gaming revenues associated with the opening of the 1,200 room Mohegan Sun hotel, the additional Mohegan Sun managed restaurants, Mohegan Sun managed retail shops and the Mohegan Sun arena.

Income from operations for the year ended September 30, 2002 decreased by $54.3 million, or 20.2%, to $213.7 million from $267.9 million for the year ended September 30, 2001. This decrease is attributable to a lower relinquishment liability reassessment adjustment of $19.6 million, which had the effect of reducing operating costs, for the year ended September 30, 2002 compared to the $74.4 million relinquishment liability reassessment adjustment, which had the effect of reducing operating expenses, recorded for the year ended September 30, 2001. The decrease in the relinquishment liability reassessment adjustment was offset by an increase in operating costs and expenses associated with the expansion of Mohegan Sun and increases in depreciation and amortization associated with the completion of Project Sunburst. Additionally, in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, the Authority ceased amortizing the Mohegan Sun trademark effective October 1, 2001. The Authority recorded $3.4 million related to the amortization of the trademark for the year ended September 30, 2001.

Net income for the year ended September 30, 2002 decreased by $113.9 million, or 53.2%, to $100.0 million from $213.9 million for the year ended September 30, 2001. The decrease in net income is primarily due to the decrease in income from operations as more fully described above and an increase in interest expense, net of capitalized interest. Interest expense, net of capitalized interest, increased by $57.1 million during the year ended September 30, 2002. The increase in interest expense was mainly attributable to higher debt outstanding and a decrease in the amount of capitalized interest. The weighted average outstanding debt was $1.082 billion for the year ended September 30, 2002, compared to $675.4 million for the year ended September 30, 2001.

Liquidity, Capital Resources and Capital Spending

As of September 30, 2002, the Authority held cash and cash equivalents of $85.0 million, an increase of $10.7 million from $74.3 million as of September 30, 2001.

As of September 30, 2002, the Authority had $251.0 million outstanding bank debt under a $350.0 million reducing, revolving collateralized credit facility, which will mature in March 2004. At September 30, 2002, the Authority’s total debt was $1.153 billion.

“With the completion of Project Sunburst, the Authority will begin to reduce debt with the free cash flow generated from operation of the completed facility. We are committed to strengthening our balance sheet as the Authority commences the deleveraging process,” said Mohegan Sun Executive Vice President of Finance and Chief Financial Officer Jeff Hartmann.

Capital expenditures totaled $224.7 million including capitalized interest for the year ended September 30, 2002, versus $728.7 million for the same period in the prior year. Capital expenditures totaled $10.5 million including capitalized interest for the quarter ended September 30, 2002, versus $272.1 million for the same period in the prior year.

During fiscal year 2003, the Authority expects capital expenditures to total approximately $33.7 million, allocated as follows:

•	$30.0 million on maintenance capital expenditures;

•	$2.2 million to complete Project Sunburst construction;

•	$0.5 million to complete the 2,700 Indian Summer Garage;

•	$1.0 million to complete the 1,700 space Thames Garage.

Management believes that existing cash balances, financing arrangements, and operating cash flow will provide Mohegan Sun with sufficient resources to meet its existing debt obligations, relinquishment payments, the remaining construction payables related to completion of Project Sunburst, foreseeable capital expenditure requirements and tribal distributions for at least the next twelve months.

Conference Call Detail

The Authority will host a conference call regarding its Fourth Quarter and Fiscal Year End 2002 earnings release on Wednesday, December 4, 2002 at 2:00 p.m. (Eastern Standard Time). Those interested in participating in the call should dial as follows:

888-748-0596
(706) 643-0107 (international)

Interested parties may listen to a taped replay of the entire conference call commencing at approximately 4:00 p.m. (Eastern Standard Time) on Wednesday, December 4, 2002. This replay will run through December 11, 2002.

The access number is as follows:
(800) 642-1687
(706) 645-9291 (international)

Conference ID: 17660

About Mohegan Sun and the Authority

The Mohegan Tribal Gaming Authority is an instrumentality of the Mohegan Tribe, a federally recognized Indian tribe with an approximately 405-acre reservation located in southeastern Connecticut, which has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe located near Uncasville, Connecticut, including the operation of the Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximate 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

This press release and other materials filed by the Mohegan Tribal Gaming Authority with the Securities and Exchange Commission contain certain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to plans for future expansion and other business development activities, as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, pending litigation, changes in federal tax laws or the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). Additional information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Forms 10-K and 10-K/A for the fiscal year ended September 30, 2001.

Mohegan Tribal Gaming Authority
Balance Sheets
(in thousands)

	September 30, 2002	September 30, 2001
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$85,017	$74,284
Receivables, net	14,130	5,347
Due from Tribe	92	957
Inventories	14,314	11,455
Other current assets	5,890	14,209

Total current assets	119,443	106,252
Non-current assets:
Property and equipment, net	1,443,705	1,080,415
Construction in process	5,962	223,568
Trademark, net	119,692	119,692
Other assets, net	25,253	24,766

Total assets	$1,714,055	$1,554,693

LIABILITIES AND CAPITAL
Current liabilities:
Current portion of long-term debt	$101,000	$—
Current portion of relinquishment liability	79,764	70,199
Current portion of capital lease obligations	—	1,514
Trade payables	11,234	13,810
Construction payables	28,823	155,497
Accrued interest payable	26,278	13,062
Other current liabilities	69,150	59,738

Total current liabilities	316,249	313,820
Non-current liabilities:
Long-term debt, net of current portion	1,052,173	908,000
Relinquishment liability, net of current portion	477,828	521,809
Other long-term liabilities	3,172	5,232

Total liabilities	1,849,422	1,748,861

Capital:
Retained deficit	(134,277)	(192,177)
Accumulated other comprehensive loss	(1,090)	(1,991)

Total capital	(135,367)	(194,168)

Total liabilities and capital	$1,714,055	$1,554,693

Mohegan Tribal Gaming Authority
Statements of Income
(in thousands)

	For the Quarter Ended		For the Year Ended
	September 30, 2002	September 30, 2001	September 30, 2002	September 30, 2001
	(unaudited)		(unaudited)
Revenues:
Gaming	$268,508	$203,372	$959,043	$750,988
Food and beverage	23,608	14,898	75,062	49,508
Retail, entertainment and other	20,660	14,891	63,829	57,481
Hotel	14,099	—	20,884	—

Gross revenues	326,875	233,161	1,118,818	857,977
Less—Promotional allowances	(25,008)	(17,968)	(77,050)	(71,372)

Net revenues	301,867	215,193	1,041,768	786,605

Operating costs and expenses:
Gaming	145,512	104,149	532,031	382,172
Food and beverage	14,012	5,985	44,049	24,447
Retail, entertainment and other	9,579	6,536	29,710	19,952
Hotel	3,810	—	5,202	—
Advertising, general and administrative	42,242	25,913	150,251	103,870
Pre-opening costs and expenses	—	24,304	7,755	31,344
Depreciation and amortization	21,734	12,358	78,721	31,295
Relinquishment liability reassessment	(19,631)	(74,410)	(19,631)	(74,410)

Total operating costs and expenses	217,258	104,835	828,088	518,670

Income from operations	84,609	110,358	213,680	267,935

Other income (expense):
Accretion of relinquishment liability discount	(9,083)	(8,958)	(36,333)	(35,833)
Interest income	83	530	418	2,920
Interest expense, net of capitalized interest	(24,937)	(6,849)	(77,461)	(20,375)
Other expense, net	(135)	(2)	(272)	(115)

Total other expense	(34,072)	(15,279)	(113,648)	(53,403)

Income from continuing operations	50,537	95,079	100,032	214,532
Loss from discontinued operations	—	—	—	(591)

Net income	$50,537	$95,079	$100,032	$213,941

Mohegan Tribal Gaming Authority
Selected Financial Information
(in thousands)

	For the Quarter Ended		For the Year Ended
	September 30, 2002	September 30, 2001	September 30, 2002	September 30, 2001
	(unaudited)	(unaudited)	(unaudited)
Operating Results:
Gross revenues	$326,875	$233,161	$1,118,818	$857,977
Net revenues	$301,867	$215,193	$1,041,768	$786,605
Income from operations	$84,609	$110,358	$213,680	$267,935
Net income	$50,537	$95,079	$100,032	$213,941

Other Data (unaudited):
Adjusted EBITDA	$86,712	$72,610	$280,525	$256,164
Adjusted EBITDA Margin	28.7%	33.7%	26.9%	32.6%

Hotel Occupancy %	79%	n/a	77%	n/a
Average Daily Rate (ADR)	$176	n/a	$172	n/a
Revenue Per Available Room (REVPAR)	$139	n/a	$133	n/a

Balance Sheet Data:
Total assets	$1,714,055	$1,554,693	$1,714,055	$1,554,693
Total debt and capital lease obligations	$1,153,173	$909,514	$1,153,173	$909,514
Capital expenditures	$10,459	$272,117	$224,743	$728,742

Adjusted EBITDA Explanation:

Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of relinquishment liability discount and relinquishment liability reassessment on the relinquishment liability to Trading Cove Associates pursuant to the Relinquishment Agreement, discontinued operations and other non-operating income/expense, net. The Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net revenues. Adjusted EBITDA should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America (such as operating income or net income), nor should it be considered as an indicator of the Authority's overall financial performance. Adjusted EBITDA information has been included for those investors who find it a useful tool for measuring operating performance. The Authority's calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or similar measurements used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA with net income as determined in accordance with GAAP is shown below:

	For the Quarter Ended		For the Year Ended
	September 30, 2002	September 30, 2001	September 30, 2002	September 30, 2001
	(unaudited)	(unaudited)	(unaudited)
Adjusted EBITDA	$86,712	$72,610	$280,525	$256,164
Interest expense, net of capitalized interest	(24,937)	(6,849)	(77,461)	(20,375)
Income taxes	—	—	—	—
Interest income	83	530	418	2,920
Depreciation and amortization	(21,734)	(12,358)	(78,721)	(31,295)
Pre-opening costs and expenses	—	(24,304)	(7,755)	(31,344)
Accretion of relinquishment liability discount	(9,083)	(8,958)	(36,333)	(35,833)
Relinquishment liability reassessment	19,631	74,410	19,631	74,410
Other expense, net	(135)	(2)	(272)	(115)
Discontinued operations	—	—	—	(591)

Net Income	$50,537	$95,079	$100,032	$213,941